Executive Management Employment Agreement

(English Translation)

Party A: Zhuolu Jinxin Mining Co., Ltd. (the “Company”)

Party B: Zhengting Deng

In consideration of the premises and mutual terms, covenants and conditions hereinafter set forth, and for other good and valuable consideration, the parties hereto agree as follows:

1. Party A hires Party B as Chief Financial Officer of Zhuolu Jinxin Mining Co.,Ltd., and the employment shall be for a period of three years commencing January 1, 2010 and terminating December 31, 2012.

2. Party A agrees to pay Party B base salary of RMB 1,800 per month, which shall include all the taxes and fees according to government regulations.  In addition, Party B shall be eligible to receive bonus on the Company’s projects that Party B manages, and the amount of the bonus shall be decided independently by other agreements signed by Party A and Party B.

3. During the employment period, Party B shall not be employed by any other party, entity or individual, especially the competitors of Party A, otherwise, Party B shall bear responsibilities set by “Anti-Unfair Competition Law of People’s Republic of China”.

4. Without the consent of the Board of the Company, Party B shall not implement any policy or action to the Company if the said policy or action will have material impact on the Company’s operation.  The Board of Directors shall give Party B a reply within three days upon receiving Party B’s suggestions and advices, and Party B shall follow the instructions and decisions that made by the Board.

5. Payment: Party A will pay to Party B RMB1,800 per month, and such amount to be paid on the 10th day of each following month (“Payment Date”). If the Payment Date falls on weekend or federal holiday, the payment shall be made on the last business day before the weekend or federal holiday.  If Party A decides to dismiss Party B, Party A shall clear all the salary that Party A owes to Party B and grant Party B a package of three months’ salary in one time.

6. All other miscellaneous shall be solved by the negotiation between both parties and any further agreements. There are two copies of the Agreement and it becomes effective once both parties sign or seal on it.

Party A: Zhuolu Jinxin Mining Co., Ltd.                         Party B: Zhengting Deng

Date: 12/10/2009                                                             Date: 12/10/2009

/s/_________________                                                     /s/______________________